QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
City National Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-01993, 333-87719, 333-61854, 333-88118, 33-56632, 333-151375, 333-139215 and 333-161964) on Form S-8, (No. 333-104395) on Form S-4 and (No. 333-156275) on Form S-3ASR of City National Corporation of our report dated February 26, 2009 except for notes 1, 9, 16, 19, 22 and 23 as to which the date is December 1, 2009, with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in this Current Report on Form 8-K of City National Corporation dated December 2, 2009.

        Our report on the aforementioned consolidated financial statements refers to the retrospective adjustment for all periods presented due to the adoption of Statement of Financial Accouting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB 51, FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payments Transaction are Participating Securities, a change in the method of accounting for fair value in 2008, and a change in the method of accounting for uncertainty in income taxes in 2007.

KPMG LLP

Los Angeles, California
December 2, 2009

QuickLinks

  Exhibit 23